Exhibit 10.1

EMPLOYMENT AND SEVERANCE AGREEMENT

This Employment and Severance Agreement (the “Agreement”) is entered into on July 31, 2026, effective August 1, 2026 (the “Effective Date”), by and between AGCO CORPORATION, a Delaware corporation (the “Company”), and Indira Agarwal (the “Executive”).

WITNESSETH:

In consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive do hereby agree as follows:

1.             EMPLOYMENT.

(a)        The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

(b)       The employment term shall commence August 1, 2026 and shall continue in effect until terminated in accordance with Section 5 of this Agreement.

2.             POSITION AND DUTIES.

The Executive shall serve as a Senior Vice President of the Company and shall perform such duties and responsibilities as may from time to time be prescribed by the Company’s board of directors (the “Board”) or the Chief Executive Officer of the Company, provided that such duties and responsibilities are consistent with the Executive’s position. The Executive shall perform and discharge faithfully, diligently and to the best of her ability such duties and responsibilities and shall devote all of her working time and efforts to the business and affairs of the Company and its affiliates. The Executive agrees that, during her employment with the Company, he/she will not perform any activities or services or accept such other employment that would be inconsistent with the Company’s business or would in any way interfere with or present a conflict of interest concerning the Executive’s employment with the Company.

3.             COMPENSATION.

(a)        BASE SALARY. The Company shall pay to the Executive an annual base salary of U.S. $600,000, payable in equal semi-monthly installments throughout the term of such employment subject to Section 5 hereof (except that the first and last semi-monthly installments may be prorated, if necessary) and subject to applicable tax and payroll deductions. Any increase in the Executive’s base salary implemented by the Company in the future (if any) shall become the Executive’s Base Salary for purposes of this Agreement.

(b)        INCENTIVE COMPENSATION. Provided the Executive has duly performed her obligations pursuant to this Agreement, the Executive shall be eligible to participate in the AGCO Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan that is implemented by the Company, subject to the terms and conditions of such plans.

(c)        EXECUTIVE NON-QUALIFIED DEFINED CONTRIBUTION PLAN. During the term of this Agreement, the Executive shall be entitled to participate in the AGCO Corporation Executive Non-Qualified Defined Contribution Plan (the “DC Plan”), subject to the terms and conditions of the DC Plan.

(d)        OTHER BENEFITS. During the term of this Agreement, the Executive shall be entitled generally to participate in the employee benefit plans and arrangements which are available to senior executive officers of the Company, including, without limitation, those related to disability, travel, group health, life insurance, and retirement, subject to the terms and conditions of such plans and arrangements.

(e)        BUSINESS EXPENSES. The Company shall pay or reimburse the Executive promptly for all reasonable and necessary expenses incurred by her in connection with her duties hereunder, subject to the Company’s policies regarding the reimbursement of business expenses and upon submission by the Executive to the Company of such written evidence of such expenses as the Company may require. Throughout the term of this Agreement, the Company will provide the Executive with the use of a vehicle for purposes within the scope of her employment and shall pay, or reimburse Executive for, all expenses for fuel, maintenance and insurance in connection with such use of the automobile. The Company shall make any such reimbursement or payments under this Section 3(e) as soon as administratively practicable following submission of such written evidence of such expenses as the Company may require, but in no event will such reimbursements or payments be made later than the last day of the Executive’s taxable year next following the Executive’s taxable year in which the Executive incurs the expense.

(f)        PAID TIME OFF. The Company further agrees that the Executive shall be entitled to four (4) weeks of vacation in any year of the term of employment hereunder, pro-rated for a partial year of service, subject to the terms of the Company’s vacation policy.

4.            RESTRICTIVE COVENANTS.

(a)        DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

(i)         “Business of the Company” means designing, manufacturing, marketing, and distributing agricultural equipment.

(ii)        “Company Group” means the Company, its subsidiaries, and other corporate affiliates.

(iii)       “Competing Business” means any person, business or subdivision of a business which substantially engages in the Business of the Company, excluding subdivisions of a business, if any, which are unrelated to the Business of the Company.

(iv)      “Confidential Information” means data or information (in oral, written, electronic or other forms) that belongs to or pertains to the Company Group and which was disclosed to the Executive or which the Executive became aware of as a consequence of the Executive’s relationship with the Company, which is of tangible or intangible value to the Company Group, and the details of which are not generally known to the competitors of the Company Group. Confidential Information shall include (but is not limited to): (i) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (ii) the terms upon which the Company Group provides products or services to its customers, (iii) the nature, origin, composition and development of the Company Group’s products and services, and (iv) the manner in which the Company Group provides products and services to its Customers. However, Confidential Information shall not include information: (x) that has been voluntarily disclosed to the public by the Company Group, except where such public disclosure has been made by the Executive without authorization from the Company Group and which are beyond the usual duties of the Executive; (y) that has been independently developed and disclosed by others, or (z) that has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing in this Agreement restricts the disclosure of such information. Nothing in this Agreement shall prohibit, prevent or restrict the Executive from reporting any allegations of unlawful conduct to federal, state or local officials or to an attorney retained by the Executive.

(v)        “Look-Back Period” During the Executive’s employment, the “Look-Back Period” means the 24 months (or such shorter time as the Company employed the Executive) immediately preceding the date of any solicitation or competition in violation of this Agreement. Following the termination of the Executive’s employment, the “Look- Back Period” means the 24 months immediately preceding the Executive’s termination.

(vi)       “Restricted Period” means during the Executive’s employment with the Company and the 24 months following the Separation Date.

(vii)     “Separation Date” means the date on which the Executive’s employment with the Company terminates, whether voluntarily or involuntarily.

(viii)     “Trade Secrets” means a trade secret of the Company Group as defined by Georgia law or the Defend Trade Secrets Act.

(ix)       “Work Product” means any work product, property, data, documentation, information, inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice which (i) is developed using the equipment, supplies, facilities or Confidential Information or Trade Secrets of the Company Group, (ii) results from or is suggested by work performed by the Executive for the Company, or (iii) relates at the time of conception or reduction to practice to the business as conducted by the Company Group, or to the actual or demonstrably anticipated research or development of the Company Group. For the avoidance of doubt, “Work Product” shall not include, and this Agreement does not apply to, any invention for which no equipment, supplies, facilities, or trade secret information of the Company Group was used, and which was developed entirely on the Executive’s own time, unless the invention relates to the business of the Company Group or its actual or demonstrably anticipated research or development, or the invention results from any work the Executive performs for the Company Group. Patents, trademarks or copyrights or other intellectual property that the Executive developed before the Executive came to work for the Company, if any, and that have been disclosed in writing to the Company prior to the Effective Date shall not be considered Work Product.

(b)      OBLIGATIONS TO FORMER EMPLOYERS. The Executive represents and warrants that either: (a) the Executive is not subject to any agreements with any former employer or other person or entity that would restrict or interfere with the performance of the Executive’s duties on behalf of the Company, or expose the Executive, the Company or the Company Group to legal action, or (b) to the extent that the Executive is subject to any such agreements, the Executive has provided the Company with complete copies of such agreements and confirmed with the Company that the Executive may perform duties for the Company in a manner which would not cause the Executive to violate such agreements. The Executive represents and warrants that the Executive has returned or destroyed any tangible confidential information or trade secrets of any other employer, person or entity and that in any event the Executive will not use any confidential information or trade secrets belonging to any other employer, person or entity in the performance of the Executive’s duties on behalf of the Company or bring such confidential information or trade secrets onto the Company Group’s premises or introduce it into the Company’s systems. The Executive agrees to indemnify and hold the Company Group harmless for any claims raised against the Company Group arising out of or relating to: (1) the Executive’s breach or alleged breach of any agreements the Executive may have with any former employer, person or entity or (2) the use by the Executive of any confidential information or trade secrets belonging to any other employer, person or entity.

(c)        CONFIDENTIALITY.

(i)        Non-Disclosure. The Executive agrees that, among other good and valuable consideration provided for in this Agreement, the Company will provide Executive with access to Confidential Information and Trade Secrets belonging to the Company Group and associate the Executive with the goodwill of the Company and the Company’s customers and vendors. The Executive agrees that during the Executive’s employment and for a period of five years after the Separation Date, the Executive will not directly or indirectly use, copy, disclose, publish or otherwise distribute to any other person or entity any Confidential Information or Trade Secrets (other than in the performance of the Executive’s duties for the Company or the Company Group). However, nothing in this Agreement limits the remedies available under common or statutory law, which may impose longer duties of non-disclosure. While employed by the Company, the Executive shall take all reasonable efforts to protect and maintain the confidentiality of Confidential Information and Trade Secrets of the Company Group. In the event that the Executive becomes aware of unauthorized disclosures of the Confidential Information or Trade Secrets by anyone at any time, whether intentionally or by accident, the Executive shall promptly notify the General Counsel. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent the Executive from testifying truthfully under oath in a judicial proceeding. In addition, notwithstanding anything in this Agreement or any other agreement between the Executive and the Company, or any policy of the Company, to the contrary, nothing herein or in any such documents shall (i) limit the Executive’s ability to report possible violations of law to the Securities and Exchange Commission or other governmental authority, to respond to inquiries from a governmental authority, to cooperate with any investigation or proceeding brought by a governmental authority, to otherwise communicate with a government agency, as provided for, protected under, or warranted by applicable law, or to communicate with an attorney retained by the Executive or (ii) require notification to the General Counsel or the Company of any of the foregoing (collectively, the “Protected Activity”).

(ii)        Exception for Disclosure of Trade Secrets in Certain Circumstances. Notwithstanding anything herein to the contrary, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit for retaliation for reporting a suspected violation of law, the Executive may disclose the Trade Secret to the Executive’s attorney and use the Trade Secret information in the court proceeding, as long as the Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(d)        NON-COMPETITION. The Executive agrees that during the Restricted Period, the Executive will not, directly or through the direction or control of others, either on the Executive’s own behalf or on behalf of any other person or entity, compete with the Business of the Company by performing services for any of the companies listed on Exhibit A within the U.S. states and the countries listed in Exhibit B that are the same as or similar to the type conducted, authorized, offered, or provided by the Executive to the Company within the Look-Back Period, provided that, during the Restricted Period the restricted territory of U.S. states and countries shall not include any U.S. state or country in which the Executive had no responsibility or involvement, directly or indirectly through supervision, direction or management of others, and about which the Executive had no access to Confidential Information or Trade Secrets, in either case, during the Look-Back Period.

(e)        NON-SOLICITATION OF CUSTOMERS. The Executive agrees that during the Restricted Period, the Executive will not directly or through the direction or control of others, either on the Executive’s own behalf or on behalf of any other person or entity, (a) solicit, or attempt to solicit (including but not limited to through in-person communications, telephone, email, regular mail, express mail, fax, social media post, social media message or instant message) any of the Company Group’s customers (or any actively sought prospective customer of the Company Group) with whom the Executive had material contact during the Look-Back Period for the purpose of offering or providing any products or services that compete with the Business of the Company or (b) induce or attempt to induce any of the Company Group’s customers (or any actively sought prospective customer of the Company Group) with whom the Executive had material contact during the Look-Back Period to decline or cease doing business with the Company Group or reduce or otherwise adversely change its business with the Company Group.

(f)        NON-SOLICITATION OF VENDORS. The Executive agrees that during the Restricted Period, the Executive will not directly or through the direction or control of others, either on the Executive’s own behalf or on behalf of any other person or entity, (a) solicit or attempt to solicit any of the Company Group’s vendors (or any actively sought prospective vendor of the Company Group) with whom the Executive had contact in person, by telephone, or by paper or electronic correspondence in furtherance of the business interests of the Company Group during the Look-Back Period, for the purpose of purchasing products or services to support a Competing Business or (b) induce or attempt to induce any of the Company Group’s vendors (or any actively sought prospective vendor of the Company Group) with whom the Executive had contact in person, by telephone, or by paper or electronic correspondence in furtherance of the business interests of the Company Group during the Look-Back Period to decline or cease doing business with the Company Group or reduce or otherwise adversely change its business with the Company Group.

(g)        NON-RECRUITMENT OF EMPLOYEES AND CONTRACTORS. The Executive agrees that during the Restricted Period, the Executive will not directly or indirectly, either on the Executive’s own behalf or on behalf of any other person or entity, (a) solicit or attempt to solicit any employee or independent contractor of the Company Group with whom the Executive had direct personal contact during the Look-Back Period to work for or provide services to a Competing Business or (b) induce or attempt to induce such an employee or independent contractor to terminate or lessen such individual’s affiliation with the Company Group or to violate the terms of any agreement or understanding between that individual and the Company Group. Notwithstanding anything herein to the contrary, the restrictions in this Section 4(g) will only apply within the geographic territory where the employee or independent contractor resides or is working at the time of the solicitation, attempted solicitation, inducement, or attempted inducement of the employee or independent contractor. Notwithstanding anything herein to the contrary, the parties agree that a general solicitation that is not directed specifically to the Company Group’s employees or independent contractors will not violate this Section.

(h)        NON-DISPARAGEMENT. The Executive agrees that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any disparaging, or negative remarks, comments, or statements concerning the Company Group’s business, products or services or make any maliciously false statements about the Company Group’s employees or officers. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent the Executive from testifying truthfully under oath in a judicial proceeding or to limit the Executive’s right to engage in Protected Activity (as described in Section 4(c)(i) above).

(i)         OWNERSHIP OF WORK PRODUCT. All of the Executive’s Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company. The Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any Work Product. To the extent the Work Product is deemed to be other than a “work made for hire,” the Executive hereby assigns all right, title and interest in and to the Work Product to the Company and agrees to execute all documents requested by the Company to confirm such assignment.

(j)         RETURN OF PROPERTY AND INFORMATION. The Executive agrees to return to the Company all property and information of the Company Group (including but not limited to Confidential Information and Trade Secrets) within the Executive’s possession or control within seven (7) calendar days following the Separation Date or at any time upon request of the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company Group to the Executive or which the Executive has developed or collected in the scope of the Executive’s employment with the Company, as well as all Company Group-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. The Executive also agrees to provide to the Company passwords to any Company-issued password-protected device to ensure compliance with this Section. Upon request by the Company, the Executive shall certify in writing that the Executive has complied with this provision and has permanently deleted all Company Group information from any computers or other electronic storage devices or media owned by the Executive. The Executive may only retain information relating to the Executive’s own compensation and benefits.

(k)        NOTIFICATION OF NEW EMPLOYER. The Executive agrees that, in the event that the Executive leaves the employment of the Company for any reason, the Executive, for so long as any of the provisions of Section 4 remain applicable, will provide a copy of Section 4 to her new employer and consents to the notification of the Executive’s new employer of the rights and obligations set forth in Section 4.

(l)        SPECIFIC PERFORMANCE; REMEDIES; TOLLING. The Executive acknowledges and agrees that any breach of this Section 4 of this Agreement by the Executive will cause irreparable damage to the Company Group, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, if the Executive breaches any portion of Section 4, the Company may cease to make any further payments or provide any benefits described in Section 5(g) and/or require the Executive to return the gross amount of any payments previously received under this Agreement that the Executive was not otherwise entitled to receive. In addition, upon such breach or threatened breach, the Company Group shall be entitled to specific performance and injunctive relief, without posting bond or other security to enforce or prevent any violation of Section 4 of this Agreement by the Executive. Such rights shall be in addition to (and not in lieu of) any other rights and remedies that the Company Group may have relating to any breach or threatened breach by the Executive of Section 4 of this Agreement. The Executive further agrees that the time periods for the obligations set forth in Section 4 of this Agreement shall be tolled for a maximum period of six (6) months during any litigation concerning any of the provisions set forth in Section 4 of this Agreement.

(m)        ACKNOWLEDGMENTS. The Executive acknowledges and agrees that the covenants contained in Section 4 of this Agreement are reasonable as to time, scope and territory given the Company Group’s need to protect its business, personnel, Trade Secrets and Confidential Information and its relationships and goodwill with its customers, vendors, employees and contractors – all of which have been developed at great time and expense to the Company Group. The Executive further acknowledges that the Executive has substantial experience and knowledge such that the Executive can readily obtain subsequent employment which does not violate Section 4 of this Agreement and that Section 4 of this Agreement does not pose an undue hardship on the Executive or harm the public. The Executive acknowledges that the Company Group may provide notice of the Executive’s obligations under Section 4 of this Agreement to any subsequent employer of Executive or any other person or entity to which the Executive may provide services or is otherwise engaged.

(n)        CONSTRUCTION, MODIFICATION AND SEVERABILITY. The provisions contained in Section 4 of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If a court determines that any provision of Section 4 of this Agreement is overly broad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision contained in Section 4 of this Agreement is found by a court to be overbroad and unenforceable and not capable of modification, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.

5.            TERMINATION.

(a)        DEATH. The Executive’s employment shall terminate upon the death of the Executive.

(b)        DISABILITY. The Executive’s employment shall terminate upon a finding that the Executive is disabled under the Company’s group long term disability plan (“Disability”).

(c)        NOTICE OF TERMINATION. The Company may terminate the Executive’s employment at any time, with or without Cause, by delivering a written notice of termination to the Executive, effective immediately or upon such other date as specified in the notice. The Executive may resign from employment at any time by delivering a written notice of resignation to the Company, specifying the effective date of such resignation, which may be no less than 30 days following the date the Executive delivers the notice of resignation to the Company.

(d)        CAUSE. The Company may terminate the Executive’s employment hereunder for Cause by delivering a written notice of termination to the Executive. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the conviction of Executive of, or the entry of a plea of guilty, first offender probation before judgment, or nolo contendere by the Executive to, any felony; (ii) fraud, misappropriation or embezzlement by the Executive; (iii) the Executive’s willful failure or gross negligence in the performance of assigned duties for the Company Group, which failure or negligence continues for more than, or if capable of being remedied, was not remedied within, thirty calendar days following the Executive’s receipt of written notice of such willful failure or gross negligence; (iv) the Executive’s failure to follow reasonable and lawful directives of the Board of the Company or Chief Executive Officer of the Company or the Executive’s breach of her fiduciary duty to the Company, which failure, if capable of being remedied, is not remedied within thirty (30) calendar days following the Executive’s receipt of written notice of such failure; (v) any act or omission by the Executive that results in reputational or financial harm to the Company Group, other than an act or failure to act by the Executive in good faith and without reason to believe that such act or failure to act would result in such reputational or financial harm to the Company Group; or (vi) the breach by the Executive of any material term of this Agreement, or the material violation of any material Company Group policy, which breach or violation continues for more than thirty calendar days or, if capable of being remedied, was not remedied within thirty calendar days following the Executive’s receipt of written notice of such breach or violation.

(e)        WITHOUT CAUSE; GOOD REASON.

(i)          The Company may terminate the Executive’s employment hereunder without Cause, by delivering a written notice of termination to the Executive.

(ii)        The Executive may terminate her employment for Good Reason by delivering a written notice of termination to the Company. For the purposes of this Agreement, the Executive shall have “Good Reason” to resign her employment hereunder in the event of: (i) a substantial reduction in the Executive’s aggregate base salary and AIP opportunity taken as a whole, excluding any reductions caused by the performance of the Company or the Executive, including but not limited to, the failure by the Executive to achieve performance targets established from time to time by the Board and/or under the AIP or from below budget performance by the Company, (ii) the Company’s material failure to make payments of Base Salary and AIP awards when due, or (iii) within the two years following a Change in Control, (a) the Executive’s position (including title and reporting line), duties or responsibilities are materially reduced or (b) the Executive is required to work at a location that is more than 25 miles away from the location at which the Executive works immediately prior to the Change in Control, provided that in each of (i), (ii) or (iii) above, the Executive gives written notice to the Company within 90 days of the initial existence of the condition, the Company subsequently fails to cure the condition within 30 days of such notice, and the Executive resigns from employment within 60 days after the Company’s period for curing such reduction or failure has expired.

(f)                DIRECTOR POSITIONS RESIGNATION FROM OFFICER AND DIRECTOR POSITIONS. Contemporaneous with the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive will resign from all officer and director positions with the Company Group and execute such documents as may be requested by the Company Group to confirm that resignation.

(g)        OBLIGATION TO PAY. Subject to Sections 18 and 19 below, the Company shall (i) pay the compensation specified in this Subsection 5(g) to the Executive as set forth below for the period specified in this Subsection 5(g), and, except upon termination by the Company for Cause, voluntary termination by the Executive without Good Reason, (ii) if and to the extent the Executive (or Executive's representatives or dependents) timely elects COBRA continuation coverage, pay the Executive, no less frequently than monthly, the cost of COBRA premiums for a period of 18 months or such lesser period as the Executive continues to have COBRA continuation coverage, subject in the case of (i) and (ii) to the same payments by the Executive that the Executive was required to make prior to termination. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated executive officers and management employees. To the extent that the Company is not able to continue life or group health benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately. Any other vested benefits or other amounts, including both cash and stock components, which pursuant to the terms of any Company plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive, including without limitation under the Company’s Long-Term Incentive Plan and DC Plan, will be paid in accordance with terms and conditions of such plans, policies or programs.

(i)          DEATH: If the Executive’s employment terminates due to the Executive’s death, then within 60 days of death, the Company will pay to the Executive’s estate an amount equal to the base salary the Executive would have earned had the Executive remained employed through the end of the month in which such death occurs together with a pro-rata share of AIP based on actual performance but paid when awards are paid to other employees.

(ii)        TERMINATION WITHOUT CAUSE OR FOR GOOD REASON: If the Company involuntarily terminates the Executive’s employment without Cause or the Executive resigns from employment with Good Reason, and such termination or resignation does not occur within two years following a “Change in Control” (as defined below), then subject (x) to the Executive’s execution of a release of claims (in the form provided by the Company) within 45 days following the Executive’s termination date, and to that release becoming irrevocable in accordance with its terms within the 7 day period following execution, and (y) to the Executive’s continued compliance with the restrictive covenants that apply to the Executive: (i) the Company will pay to the Executive a total of one time the Executive’s Base Salary, in substantially equal semi-monthly installments over the one year period following the Executive’s termination date, in accordance with the Company’s customary payroll practices (with the first payment following the date the release becomes irrevocable including any installments that would have previously become due absent the release requirement), (ii) to the extent not duplicative with the rights provided under the AIP, the Executive will remain eligible to earn an AIP award for the year of termination based on actual performance results, pro-rated based on the amount of time the Executive was employed during the applicable year, and payable at the same time that annual incentives are paid generally under the AIP, and (iii) the Executive will maintain life insurance coverage under the Company’s applicable policy for one year following the Executive’s termination date, subject to the applicable policy’s eligibility requirements.

(iii)       CHANGE IN CONTROL TERMINATION: If the Company involuntarily terminates the Executive’s employment without Cause or the Executive resigns from employment with Good Reason, in each case within two years following a Change in Control, then subject (x) to the Executive’s execution of a release of claims (in the form provided by the Company) within 45 days following the Executive’s employment termination date, and to that release becoming irrevocable in accordance with its terms within the 7 day period following execution and (y) to the Executive’s continued compliance with the restrictive covenants that apply to the Executive: (i) the Company will make a lump sum payment within 60 days of the Executive’s employment termination date that is equal to two times Base Salary, (ii) to the extent not duplicative with the rights provided under the AIP, the Company will make a lump sum payment to the Executive within 60 days of the Executive’s employment termination date that is equal to the three year average of the AIP awards the Executive earned during the prior two completed years and the current year’s trend (based upon results through the month most recently completed prior to the termination, extrapolated for the complete year) multiplied by two, (iii) to the extent not duplicative with the rights provided under the AIP, the Executive will receive a pro-rata share of her AIP award for the year of termination based on gross base salary to the date of termination and actual performance as of the date of termination extrapolated for a full Plan Year, within 60 days of the Executive’s employment termination date, and (iv) the Executive will maintain life insurance coverage under the Company’s applicable policy for two years following the Executive’s termination date, subject to the applicable policy’s eligibility requirements.

For the purposes of this Agreement, the term “Change in Control” shall mean change in the ownership of the Company, change in the effective control of the Company or change in ownership of a substantial portion of the Company’s assets, as follows: (i) a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, acquires additional stock); (ii) change in the effective control of the Company occurs on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such Company or a majority of members of the Company’s Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election of such new directors; or (iii) a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to forty percent (40%) or more of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the Company; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value of voting power of all of the outstanding stock of the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred unless it qualifies as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).

(iv)        NO OTHER RIGHTS. Irrespective of the reason for the Executive’s termination of employment, the Executive will receive any unpaid portion of the Base Salary that the Executive earned prior to the employment termination date within 60 days following the termination, or such earlier date as required by applicable law. The Executive shall have no further right to receive any other compensation, benefits or perquisites after the date of termination of employment except as determined under the terms of this Agreement or any applicable employee benefit plans or programs of the Company or under applicable law.

6.            COOPERATION. The Executive agrees to cooperate with the Company following the Executive’s termination of employment for any reason, (i) to transition the Executive’s duties and responsibilities to the Executive’s successor(s) and (ii) in connection with any litigation, investigation or other legal matters involving the Company. The Company will reimburse the Executive for reasonable expenses incurred in connection with such cooperation, and will compensate the Executive at an hourly rate based on the Base Salary rate that was in effect on the Executive’s employment termination date.

7.            COMPANY POLICIES. The Executive agrees to abide by the Company’s policies, including policies now in effect or that may go into effect in the future, including without limitation the Company’s policy for the Recovery of Erroneously Awarded Compensation and any other clawback or similar policy and policies regarding ethics, personal conduct, stock ownership, securities trading, and hedging and pledging of securities.

8.             NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified first-class mail, postage prepaid, addressed:

in the case of the Company to:

AGCO Corporation

4205 River Green Parkway

Duluth, Georgia 30096

Attention: General Counsel

in the case of the Executive to:

Indira Agarwal, at the most recent address in the Company’s personnel files or to such other address as either party shall designate by giving written notice of such change to the other party.

9.             ARBITRATION.

(a)        Any claim, controversy, or dispute arising between the parties arising out of or related in any way to the Executive’s employment by the Company or termination of employment, including but not limited to claims or defenses arising under or related to this Agreement or any breach of this Agreement (other than claims, controversies or disputes concerning Section 4 of this Agreement) and any alleged violation of any federal, state, or local statute, regulation, common law or public policy, to the maximum extent allowed by applicable law, shall be submitted to and resolved by binding arbitration. Notwithstanding anything to the contrary, this Agreement does not prevent the Executive from filing a complaint or charge with the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar federal or state administrative agency, reporting suspected securities laws violations to the Securities and Exchange Commission or other regulatory authority, filing claims for workers’ compensation or unemployment insurance benefits, or pursuing an individual or joint action in court alleging sexual assault or sexual harassment.

(b)        This Agreement and any arbitration shall be governed by the Federal Arbitration Act. The arbitration shall be administered by the American Arbitration Association (“AAA”) and held in the Atlanta, Georgia offices of the AAA, in accordance with the AAA’s Employment/Workplace Arbitration Rules and Mediation Procedures in effect at the time the arbitration is commenced, except as modified by this Agreement. A copy of the rules is available online at https://www.adr.org/industries/employment/#rules-forms-and-fees. Either party may notify the other party at any time of the existence of an arbitrable controversy by delivery in person or by certified mail of a Notice of Arbitrable Controversy. Upon receipt of such a Notice, the parties shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such Notice. Notice to the Company and the Executive shall be sent to the addresses specified in Section 8 above. If the dispute cannot be resolved within the fifteen (15) day period, either party may file a written Demand for Arbitration with the AAA’s Atlanta, Georgia Regional Office and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted before a panel of three (3) arbitrators. The arbitrators shall be selected as follows: (a) The party filing the Demand for Arbitration shall simultaneously specify his/her or its arbitrator, giving the name, address and telephone number of said arbitrator; (b) The party receiving such notice shall notify the party demanding the arbitration of his/her or its arbitrator, giving the name, address and telephone number of the arbitrator within five (5) days of the receipt of such Demand for Arbitration; (c) A neutral person shall be selected through the American Arbitration Association’s arbitrator selection procedures to serve as the third arbitrator. The arbitrator designated by any party need not be neutral. In the event that any person fails or refuses timely to name his/her arbitrator within the time specified in this Section 8, the American Arbitration Association shall (immediately upon notice from the other party) appoint an arbitrator. The award (inclusive of interest, legal fees and arbitration costs) of the arbitrators shall be final, binding and conclusive upon the parties hereto. Each party shall have the right to have the award enforced by any court of competent jurisdiction.

(c)        By entering into this Agreement, the parties are waiving all rights to have their disputes covered by this Agreement (except those arising from Section 4 of this Agreement) heard or decided by a jury or in a court trial and the right to pursue any class or representative claims against each other in court, arbitration or any other proceeding to the extent permitted by applicable law. The arbitrators shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between the Company and the Executive except in cases relating to sexual assault or sexual harassment.

Executive initials: ________	Company initials: ________

10.          NO WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in a writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions of this Agreement at the same or at any prior or subsequent time.

11.          SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon her heirs and executors. Neither this Agreement or any rights or obligations of the Executive herein shall be transferable or assignable by the Executive.

12.          VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

13.          SURVIVAL. The provisions of Section 4 hereof shall survive the termination of Executive’s employment and shall be binding upon the Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees and the provisions of Section 5 hereof relating to payments and termination of the Executive’s employment hereunder shall survive such termination and shall be binding upon the Company.

14.          COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.         ENTIRE AGREEMENT. This Agreement constitutes the full agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, oral or written, related thereto, including without limitation that certain offer letter dated July 31, 2026 save for the understanding set out in that offer letter related to “Long-Term Incentive”. The parties to this Agreement each acknowledge that both of them and their respective agents and advisors were active in the negotiation and drafting of the terms of this Agreement.

16.          GOVERNING LAW AND FORUM. The validity, construction and enforcement of this Agreement, and the determination of the rights and duties of the parties hereto, shall be governed by the laws of the State of Georgia. The parties agree that they will not file any action arising out of this Agreement (e.g. an action to enforce the arbitration provision in Section 9 or an action relating to an alleged violation of Section 4 of this Agreement) other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

17.          WITHHOLDING. All payments and benefits provided to the Executive by the Company, including those provided under this Agreement, will be subject to tax withholding under applicable law.

18.          DEFERRED COMPENSATION PLAN OMNIBUS PROVISIONS.

(a)        Notwithstanding any other provision of the Agreement, it is intended that any payment or benefit provided under the Agreement be exempt from or compliant with Section 409A and the Agreement shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no guarantee as to the treatment of payments and benefits under Section 409A, and the Executive will be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the Executive on account of non-compliance with Section 409A. Each amount to be paid or benefit to be provided under the Agreement, including each installment in a series of payments, shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained in the Agreement to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A:

(i)         The Executive will not be considered to have terminated employment with the Company for purposes of any payments under the Agreement which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of the Agreement, any termination of employment will be read to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.

(ii)        If the Executive is considered a “specified employee” within the meaning of Section 409A, then amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement or any other arrangement maintained by the Company during the six (6) month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Executive’s separation from service (or, if earlier, the Executive’s death).

(iii)       If any of the payments or benefits under the Agreement are subject to a release being executed and becoming irrevocable in accordance with its terms, and the period in which the Executive may consider the release begins in one calendar year and ends in the following calendar year, the date on which such payments will be made shall be no earlier than the first day of the second calendar year within such period.

(b)        All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

19.          GOLDEN PARACHUTE PROVISIONS. Notwithstanding any other provision of the Agreement or the terms of any other agreement, award or plan, if any payment to or for the Executive’s benefit, whether paid or payable pursuant to the terms of the Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), then the Total Payments shall be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced, is greater than or equal to (ii) the net amount of such Total Payments without such reduction (in each case, after subtracting the expected federal, state and local taxes on such Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such Total Payments). The reduction of the Total Payments contemplated in this paragraph will be implemented by determining the Parachute Payment Ratio (as defined below), as determined in good faith by the Company, for each Payment and then reducing the Total Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments will be reduced based on the time of payment of such Payments, with the latest Payments reduced first. For Payments with the same Parachute Ratio and the same time of payment, each such Payment will be reduced proportionately. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, (x) the numerator of which is the value of the applicable Total Payment (as calculated for purposes of Section 280G of the Internal Revenue Code of 1986, as amended), and (y) the denominator of which is the intrinsic (i.e., economic) value of such Total Payment. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to above shall be made by an independent accounting firm selected by the Company and reasonably acceptable to the Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

20.          PARTIES IN INTEREST. Nothing in this Agreement shall be construed to be to the benefit of any third party, nor is it intended that any provision herein shall be for the benefit of any third party.

21.         MODIFICATION AND AMENDMENT. No provision of this Agreement may be modified or amended unless such modification or amendment is approved by the Board and agreed to in a writing signed by the Executive and the Company. No evidence of any purported modification or amendment shall be offered or received in evidence in any proceeding between the parties hereto arising out of or affecting this Agreement or the rights or obligations or any party hereunder, unless such modification or amendment complies with the foregoing.

Notwithstanding anything else in this agreement or in any other agreement between you and the Company, or in any policy of the Company, you are in no way prevented, and the Company does not in any way intend to deter you or any other employee, from making a complaint or reporting a violation of law to, or cooperating with, the Securities and Exchange Commission or any other governmental authority. The Company will not in any way retaliate, or tolerate anyone else’s retaliation, against you or any other employee for taking any of these actions.

Remainder of page left intentionally blank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

AGCO CORPORATION

By:	/s/ Eric Hansotia
Name: Eric Hansotia
Title: Chairman, President & Chief Executive Officer
Date: July 31, 2026

EXECUTIVE

By:	/s/ Indira Agarwal
Name: Indira Agarwal
Date: July 31, 2026

Exhibit A

Companies for Purposes of Employment and Severance Agreement

The following companies, and any of their corporate subsidiaries, parent companies, or affiliates who engage in the business of designing, manufacturing, marketing, or distributing agricultural machinery or precision agriculture technology:

•	ARGO S.p.A

•	Doosan Corporation

•	CNH Industrial N.V.

•	CLAAS KGaA mbH

•	Deere & Company

•	Foton Lovol International Heavy Industry Co.,Ltd

•	International Tractors Limited (Sonalika Group)

•	Iseki & Co., Ltd

•	Kubota Corporation

•	Mahindra & Mahindra Ltd

•	SDF Group

•	Sonalika Group

•	Topcon

•	Tractors and Farm Equipment Limited

•	Trimble, Inc

•	YTO Group

•	Zoomlion

Exhibit B

Territory for Purposes of Employment and Severance Agreement

The following states and territories of the United States of America:

Alabama	Indiana	Nebraska	South Carolina
Alaska	Iowa	Nevada	South Dakota
Arizona	Kansas	New Hampshire	Tennessee
Arkansas	Kentucky	New Jersey	Texas
California	Louisiana	New Mexico	Utah
Colorado	Maine	New York	Vermont
Connecticut	Maryland	North Carolina	Virginia
Delaware	Massachusetts	North Dakota	Washington
Florida	Michigan	Ohio	West Virginia
Georgia	Minnesota	Oklahoma	Wisconsin
Hawaii	Mississippi	Oregon	Wyoming
Idaho	Missouri	Pennsylvania
Illinois	Montana	Rhode Island

The following countries:

AFGHANISTAN	GREECE	PALESTINE
ALBANIA	GUADELOUPE	PAPUA NEW GUINEA
ALGERIA	GUATEMALA	PERU
ANGOLA	GUYANA	PHILIPPINES
ANTIGUA AND BARBUDA	HAITI	POLAND
ARGENTINA	HONDURAS	PORTUGAL
AUSTRALIA	HONG KONG	PUERTO RICO
AUSTRIA	HUNGARY	QATAR
AZORES	I.RO. IRAN	REP. OF PANAMA

BAHRAIN	ICELAND	REP. OF ZAMBIA
BANGLADESH	INDIA	ROMANIA
BARBADOS, WEST INDIES	INDONESIA	RUSSIA
BELGIUM	IRAQ	RWANDA
BENIN	IRELAND	SAMOA
BOLIVIA	ISRAEL	SAUDI ARABIA
BOSNIA	ITALY	SENEGAL
BRAZIL	IVORY COAST	SERBIA AND MONTENEGRO
BULGARIA	JAMAICA, WEST INDIES	SEYCHELLES
BURUNDI	JAPAN	SINGAPORE
CAMEROON	JORDAN	SLOVAKIA
CANADA	KAZAKHSTAN	SLOVENIA
CENTRAL AFRICAN REPUBLIC	KENYA	SOLOMON ISLANDS
CHILE	KUWAIT	SOUTH AFRICA
CHINA	LATVIA	SOUTH KOREA
COLOMBIA	LEBANON	SPAIN
CONGO	LIBYA	SRI LANKA
CONGO, DEM REP	LITHUANIA	SUDAN
COSTA RICA	LUXEMBOURG	SURINAME
CROATIA	MACEDONIA	SWEDEN
CYPRUS	MACEDONIA	SWITZERLAND
CZECH REPUBLIC	MADAGASCAR	SYRIA
DENMARK	MALAWI	TAIWAN
DJIBOUTI	MALAYSIA	TANZANIA
ECUADOR	MALI	THAILAND
EGYPT	MARTINIQUE	THE DEM. REP. OF THE CONGO
EL SALVADOR	MAURITIUS	TOGO
ESTONIA	MEXICO	TONGA
ETHIOPIA	MOROCCO	TRINIDAD AND TOBAGO
FIJI	MOZAMBIQUE	TUNISIA
FINLAND	MYANMAR	TURKEY

FRANCE	NEPAL	UGANDA
FRENCH GUIANA	NETHERLANDS	UKRAINE
FRENCH POLYNESIA	NEW CALEDONIA	UNITED ARAB EMIRATES
GABON	NEW ZEALAND	UNITED KINGDOM
GAMBIA	NIGERIA	UNITED STATES OF AMERICA
GEORGIA	NORWAY	URUGUAY
GERMANY	OMAN	VIETNAM
GHANA	PAKISTAN	ZIMBABWE